NEWS RELEASE

VIAVI Announces Private Convertible Exchange and Subscription Transactions of $250 Million Principal Amount of 1.625% Senior Convertible Notes Due 2026

Chandler, Arizona, March 2, 2023 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI” or the “Company”) today announced that on March 1, 2023, it entered into privately negotiated exchange and/or subscription agreements with certain holders of its outstanding 1.00% Senior Convertible Notes due 2024 (the “2024 Notes”) and certain new investors pursuant to which VIAVI will issue $250 million aggregate principal amount of its 1.625% Senior Convertible Notes due 2026 (the "New Notes") consisting of (a) approximately $132 million principal amount of New Notes in exchange for approximately $128 million principal amount of the 2024 Notes (the "Exchange Transactions") and (b) approximately $118 million principal amount of New Notes for cash (the "Subscription Transactions"), in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. Following the closing of the Exchange Transactions, approximately $96 million in aggregate principal amount of 2024 Notes will remain outstanding with terms unchanged. The Exchange Transactions and the Subscription Transactions are expected to close concurrently on or about March 6, 2023, subject to customary closing conditions.
When issued:

•The New Notes will represent senior unsecured obligations of VIAVI and will pay interest semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2023, at a rate of 1.625% per annum.

•The New Notes will mature on March 15, 2026, unless earlier converted, redeemed or repurchased.

•The New Notes will be convertible at the option of holders in certain circumstances and during certain periods into cash up to their principal amount, and into cash, shares of VIAVI's common stock or a combination of cash and VIAVI’s common stock, at VIAVI’s election, for the conversion value above the principal amount, if any. The initial conversion rate is 75.7963 shares of VIAVI’s common stock per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of approximately $13.19 per share, and will be subject to customary anti-dilution adjustments. This represents an approximately 22.5% conversion premium over the closing price of $10.77 of VIAVI's common stock on March 1, 2023.

•VIAVI may redeem for cash all or any portion of the New Notes, at its option, on or after March 20, 2025 and prior to the 41st scheduled trading day immediately preceding the maturity date, under certain circumstances at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If VIAVI redeems less than all the outstanding New Notes, at least $75.0 million aggregate principal amount of New Notes must be outstanding and not subject to redemption as of the relevant redemption notice date.

If VIAVI undergoes a fundamental change (as defined in the indenture governing the New Notes), holders may require VIAVI to repurchase for cash all or part of their New Notes at a purchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest, if any, up to, but excluding, the fundamental change repurchase date. In addition, if certain make-whole fundamental changes occur or VIAVI calls all or a portion

VIAVI News Release
of the New Notes for redemption, VIAVI will, in certain circumstances, increase the conversion rate for any New Notes converted in connection with such make-whole fundamental change or redemption.

VIAVI will not receive any cash proceeds from the Exchange Transactions. In exchange for issuing the New Notes pursuant to the Exchange Transactions, VIAVI will receive and cancel the exchanged 2024 Notes. VIAVI estimates that the gross cash proceeds from the Subscription Transactions will be approximately $118 million, before subtracting fees and expenses in connection with the Exchange Transactions and the Subscription Transactions. VIAVI intends to use the net proceeds from the Subscription Transactions for general corporate purposes, including retirement of indebtedness.

In connection with the issuance of the New Notes, VIAVI expects to repurchase up to $30 million of shares of its common stock from certain institutional investors.

The New Notes were offered only to persons who are reasonably believed to be institutional “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The New Notes and any of VIAVI’s common stock issuable upon conversion of the New Notes have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements of the Securities Act and any applicable state securities laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring, and assurance solutions for communications service providers, hyperscalers, equipment manufacturers, enterprises, government and avionics. VIAVI is also a leader in light management technologies for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, government and aerospace applications. Together with our customers and partners we are United in Possibility, finding innovative ways to solve real-world problems.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding the Company's current expectations regarding the transactions described in this press release and the anticipated use of proceeds therefrom, and can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the "Risk Factors" section included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022 filed with the Securities and Exchange Commission on February 3, 2023. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

Investors Contact: Sagar Hebbar, 408-404-4507; sagar.hebbar@viavisolutions.com
Press Contact: Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com